EXHIBIT 4.3

                           VIACOM
                     EXCESS 401(k) PLAN

                   EFFECTIVE APRIL 1, 1984
               RESTATED AS OF DECEMBER 1, 1999
              AMENDED EFFECTIVE JANUARY 1, 2002


SECTION 1.     ESTABLISHMENT AND PURPOSE OF THE PLAN.

     1.1 ESTABLISHMENT. There is hereby established for the benefit of Participants an unfunded plan of voluntarily deferred compensation known as "The Viacom Excess 401(k)
Plan".

     1.2 PURPOSE. The purpose of this Plan is to provide a means by which an Eligible Employee may, in certain circumstances, elect to defer receipt of a portion of his Compensation. The Plan also provides that the Company will, in certain instances, credit the Account of a Participant with an Employer Match.

SECTION 2.     DEFINITIONS.

          The following words and phrases as used in this Plan have the following meanings:

     2.1 ACCOUNT. The term "Account" shall mean a Participant's individual account, as described in Section 4 of the Plan.

     2.2 BOARD OF DIRECTORS. The term "Board of Directors" means the Board of Directors of the Company.

     2.3  BONUS.         Any cash bonus paid under the
Viacom Inc. Short-Term Incentive Plan and any other comparable annual cash bonus plan sponsored by any Employer.

     2.4  COMMITTEE.     The term "Committee" means the
Retirement Committee of the Board of Directors.  The
Committee may act on its own behalf or through the actions of its duly authorized delegate.

     2.5  COMPANY.  The term "Company" means Viacom Inc.

     2.6 COMPENSATION. The term "Compensation" means an Eligible Employee's annual compensation as defined in the Viacom 401(k) Plan with the following modifications: (i) the limitations imposed by Internal Revenue Code 401(a)(17) shall not be taken into account, and (ii) Bonuses shall not be excluded.

     2.7 ELIGIBLE EMPLOYEE. The term "Eligible Employee" means an employee of an Employer who, (i) has annual base salary payable at a rate equal to or greater than the annual compensation limit in effect under Internal Revenue Code
Section 401(a)(17) of the Code (as adjusted from time to time by the Committee), and (ii) is designated by the Committee as an employee who is eligible to participate in the Plan. If an employee becomes an Eligible Employee in any Plan Year, such employee shall remain an Eligible Employee for all future Plan Years; provided, however, that the Committee may terminate such employee's eligibility for the Plan if his annual base salary as of January 1, of any Plan Year is less than the amount in clause (i) in effect for the Plan Year in which such employer initially became an Eligible Employee.

     2.8 EMPLOYER. The term "Employer" means the Company and any affiliate or subsidiary that adopts the Plan on behalf of its Eligible Employees.

     2.9  EMPLOYER MATCH.     The term "Employer Match"
means the amounts credited to a Participant's Account with respect to a Participant's Excess Salary Reduction
Contributions and Excess Bonus Deferral Contributions according to the rate of matching contributions contributed by the Participant's Employer under the Viacom 401(k) Plan.
Effective January 1, 2002 for all Bonuses earned for calendar years beginning after December 31, 2001, Excess
Bonus Deferral Contributions shall not be eligible to receive Employer Match.

     2.10 EXCESS BONUS DEFERRAL CONTRIBUTIONS.    The term
"Excess Bonus Deferral Contributions" means the portion of the Participant's Compensation attributable to a Bonus that he elects to defer under the terms of this Plan.

     2.11 EXCESS SALARY REDUCTION CONTRIBUTIONS. The term "Excess Salary Reduction Contributions" means the portion of a Participant's Compensation, excluding any Bonus, earned during a Plan Year after such Participant has reached any Limitation that he elects to defer under the terms of this Plan.

     2.12 INVESTMENT OPTIONS. The term "Investment Options" means the investment funds available to participants in the Viacom 401(k) Plan, excluding the Self-Directed Brokerage
Account.

     2.13 LIMITATION.    The term "Limitation" means the
limitation on contributions to defined contribution plans under Section 415(c), on compensation taken into account under Section 401(a)(17), or on elective deferrals under
Section 401(k)(3) and Section 402(g) of the Internal Revenue
Code of 1986.

     2.14 PARTICIPANT.   The term "Participant" means an
Eligible Employee who elects to have Excess Salary Reduction
Contributions or Excess Bonus Deferral Contributions made to the Plan.

     2.15 PAYMENT OPTION.     The term "Payment Option"
means the payment option election made by a Participant with respect to the distribution of amounts credited to his Account upon his termination of employment.

     2.16 PLAN.     The term "Plan" means "The Viacom Excess
401(k) Plan" as set forth herein, as amended from time to time.


SECTION 3.     PARTICIPATION.

     3.1 DESIGNATION OF ELIGIBLE EMPLOYEES. The Committee will determine all Eligible Employees as of January 1, 1996. Each month thereafter, the Committee will designate in its sole discretion those employees who satisfy the terms of paragraph 2.7 as eligible to participate in the Plan.

     3.2 ELECTION TO PARTICIPATE. An Eligible Employee must elect to participate in the Plan. An Eligible Employee may elect at any time after becoming eligible to begin participation and to commence making Excess Salary Reduction Contributions during the Plan Year by filing an election with the Committee in accordance with this Section 3 and the rules and regulations established by the Committee. Such election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following receipt of the election by the Committee. An Eligible Employee may only elect within 30 days of the date he becomes an Eligible Employee to make an Excess Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the next succeeding calendar year. Prior to December 31 of each Plan Year, an Eligible Employee may elect to make an Excess Bonus Deferral Contribution with respect to any Bonus scheduled to be paid in the second succeeding calendar year. For example, prior to December 31, 1999 an Eligible Employee may make an Excess Bonus Deferral Contribution election with respect to any cash bonus scheduled to be paid in 2001 from the Viacom Inc. Short-Term Incentive Plan. An Eligible Employee may make an Excess Bonus Deferral Contribution election whether or not such employee previously has made, or currently has in effect, any Excess Salary Reduction Contribution election.

     3.3  AMENDMENT OR SUSPENSION OF ELECTION.
Participants may change (including, suspend) their existing
Excess Salary Reduction Contribution election under this
Plan during the Plan Year by filing a new election in accordance with the prescribed administrative guidelines.
Such new election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following receipt of the election by the Committee. A Participant will not be permitted to make up suspended Excess Salary Reduction
Contributions, and during any period in which a Participant's Excess Salary Reduction Contributions are suspended, the Employer Match to the Plan will also be suspended. Any Excess Bonus Deferral Contribution election is irrevocable once made and is invalid if made beyond the dates prescribed in paragraph 3.2.

     3.4  AMOUNT OF ELECTIONS.     Each election filed by an
Eligible Employee must specify the amount of Excess Salary Reduction Contributions in a whole percentage between 1% and 15% of the Participants' Compensation, excluding any Bonus. Each election filed by an Eligible Employee must specify the amount of Excess Bonus Deferral Contribution in a whole percentage between 1% and 15% of the Participant's applicable Bonus. For Eligible Employees as of December 31, 1995, Compensation for Plan Year 1997 subject to Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions shall not exceed the greater of (i) $750,000, or (ii) such Eligible Employee's compensation, as determined by the Committee, for the 1995 Plan Year. For employees who become Eligible Employees in 1996 or 1997, Compensation for Plan Years 1996 and 1997, if applicable, subject to Excess Salary Reduction Contributions and Excess Bonus Deferral Contributions shall not exceed $750,000.

SECTION 4.     EMPLOYER MATCH.

     An Employer Match will be credited approximately every two weeks to a Participant's Account with respect to the eligible portion of Excess Salary Reduction Contributions and, for Bonuses earned for calendar years beginning prior to January 1, 2002, Excess Bonus Deferral Contributions, of such Participant at the applicable rate of Matching Employer Contributions with respect to Salary Reduction Contributions under the Viacom 401(k) Plan. The eligible portion of a Participant's Excess Salary Reduction Contributions and the eligible portion of the Excess Bonus Deferral Contribution shall be limited to five percent (5%) of each contribution. For employees who become eligible in 1996 and subsequent years the eligible portion of a Participant's Excess Salary Reduction Contributions and the eligible portion of the Excess Bonus Deferral Contribution shall be based on Compensation up to a maximum amount of $750,000. For Eligible Employees as of December 31, 1995, the eligible portion of such Participant's Excess Salary Reduction Contributions and the eligible portion of the Excess Bonus Deferral Contribution for the 1997 Plan Year and each subsequent year shall be based on Compensation up to a maximum equal to the greater of (i) $750,000 or (ii) such Eligible Employee's compensation, as determined by the Committee, for the 1995 Plan Year.

SECTION 5.     INDIVIDUAL ACCOUNT.

     5.1  CREATION OF ACCOUNTS.    The Company will maintain
an Account in the name of each Participant. Each Participant's Account will be credited with the amount of the Participant's Excess Salary Reduction Contributions, Excess Bonus Deferral Contributions and Employer Match, if any, made in all Plan Years.

     5.2  PAYMENT ACCOUNT OPTION ELECTION.

     (a) Each Participant in the Plan as of December 1, 1999 shall elect, prior to the Plan year commencing January 1, 2000, a Payment Option that is to apply to the total of all amounts credited to the Participant's account as of the Participant's date of termination. All prior Payment Option elections made by a Participant under the terms of the Plan as it existed prior to this Restatement with respect to all, or any part, of a Participant's Account are hereby revoked by the Company and shall be null and void as of December 31, 1999 or on the date a new Payment Option election is made under the terms of this paragraph, if earlier. If an Eligible Employee first becomes a Participant after December 1, 1999, such Participant shall elect a Payment Option at the same time that the Participant files his initial election to commence participation in the Plan pursuant to
Section 3.2.

          (b) A Participant may elect to receive his entire Account in either (1) a single lump sum; or, (2) over a period of two through five years in annual payments on or about January 31 beginning in the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. If no Payment Option election is made in accordance with the terms of the Plan, a Participant shall be deemed to have elected to receive his Account in a single lump sum on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment. In the event a Participant makes a Payment Option election to receive payments in a single lump sum, such lump sum shall be payable on or about January 31 of the calendar year immediately following the end of the Plan Year in which the Participant terminates employment, unless the Participant elects to be paid on or about January 31 of the 2nd, 3rd, 4th or 5th calendar year following the year in which the Participant terminated employment. In the event a Participant elects to receive annual installment payments over a period of two or more years, such annual payments shall be made in substantially equal annual installments, unless the Participant designates at the time of making his Payment Option election a specific percentage of his Account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

          Example 1: If a Participant elects (or is deemed to elect) a Payment Option that provides for a lump sum payment and terminates employment in 2002, such lump sum shall be paid on or about January 31 in 2003. A Participant alternatively could designate January 31 of 2004, 2005, 2006 or 2007 in which to receive his lump sum.

          Example 2: If a Participant elects a Payment Option that provides for annual installments over a period of four years and terminates employment in 2002, each installment paid on or about January 31, 2003 through 2006 will be comprised of approximately 25% of the Participant's Account as of the Participant's date of termination. A Participant alternatively could designate 10% of his Account to be distributed in January, 2003, 20% in January, 2004, 30% in January, 2005 and 40% in January 2006; or, any other combination of percentages which totals 100%.

          (c) A Participant may change his Payment Option, and at the same time any designated percentages, no more than three times over the course of his employment with the Company or any affiliate. A Participant may change an existing Payment Option only one time in any calendar year. Any change of a Participant's existing Payment Option election made less than six months prior to the Participant's termination of employment for any reason shall be null and void and the Participant's last valid Payment Option shall remain in effect.

     5.3  INVESTMENTS.   All Excess Salary Reduction
Contributions, Excess Bonus Deferral Contributions and Employer Match, if any, will be credited with an amount equal to such amount which would have been earned had such contributions been invested in the same Investment Options and in the same proportion as the Participant may elect, from time to time, to have his Salary Reduction Contributions and Matching Employer Contributions invested under the Viacom 401(k) Plan; or if none, in the PRIMCO Stable Value Fund (or any successor fund). If a Participant elects a Payment Option other than a single lump sum payable on or about the January 31st of the calendar year following the calendar year in which the Participant terminates employment, all amounts credited to the Participant's Account shall be credited with earnings based on the rate of return in the PRIMCO Stable Value Fund (or any successor) beginning January 1 of the calendar year following the year in which the Participant terminates employment. No provision of this Plan shall require the Company or the Employer to actually invest any amounts in any fund or in any other investment vehicle.

     5.4 ACCOUNT STATEMENTS. Each Participant will be given, at least annually, a statement showing (i) the amount of Excess Salary Reduction Contributions, (ii) the amount of Excess Bonus Deferral Contributions and (iii) the amount of Employer Match, if any, made with respect to his Annual Account for such Plan Year, and (iv) the balance of the Participant's Account after crediting Investments.

SECTION 6.     PAYMENT.

     A Participant (or a Participant's beneficiary) shall be paid the balance in his Account following termination of employment in accordance with the Payment Options elected by the Participant.

SECTION 7.     NATURE OF INTEREST OF PARTICIPANT.

     Participation in this Plan will not create, in favor of any Participant, any right or lien in or against any of the assets of the Company or any Employer, and all amounts of Compensation deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Participant's rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. All payments hereunder shall be paid in cash from the general funds of the Company or applicable Employer and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant or any other person, and the Company's and each Employer's promise to pay benefits hereunder shall at all times remain unfunded as to the Participant.


SECTION 8.     HARDSHIP DISTRIBUTIONS AND DEFERRAL
REVOCATIONS.

     A Participant may request the Committee to accelerate distribution of all or any part of the value of his Account solely for the purpose of alleviating an immediate financial emergency. For purposes of the Plan, such an immediate financial emergency shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant and which would result in severe financial hardship to the Participant if early distribution were not permitted. The Committee may request that the Participant provide certifications and other evidence of qualification for such emergency hardship distribution as it determines appropriate. The decision of the Committee with respect to the grant or denial of all or any part of such request shall be in the sole discretion of the Committee, whether or not the Participant demonstrates an immediate financial emergency exists, and shall be final and binding and not subject to review.

SECTION 9.     BENEFICIARY DESIGNATION.

     A Participant's beneficiary designation for this Plan will automatically be the same as such Participant's beneficiary designation under the Viacom 401(k) Plan unless a separate Designation of Beneficiary Form for this Plan has been properly filed.

SECTION 10.    ADMINISTRATION.

     10.1 COMMITTEE.     This Plan will be administered by
the Committee, the members of which will be selected by the Board of Directors.

     10.2 POWERS OF THE COMMITTEE. The Committee's powers will include, but will not be limited to, the power
                    (i)  to determine who are Eligible
               Employees for purposes of participation in the Plan,
                    (ii) to interpret the terms and
               provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision, and
                    (iii)     to adopt rules consistent with
               the Plan.
                    (iv) to approve certain amendments to
               the Plan.

     10.3 CLAIMS PROCEDURE.   The Committee shall have the
exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The Participant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Committee. The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Committee, at its discretion, may request a meeting to clarify any matters deemed appropriate.

     10.4 FINALITY OF COMMITTEE DETERMINATIONS.
Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

SECTION 11.    NO EMPLOYMENT RIGHTS.

     No provisions of the Plan or any action taken by the Company, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company to dismiss or discharge any Participant is specifically reserved.

SECTION 12.    AMENDMENT, SUSPENSION, AND TERMINATION.

     The Retirement Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company's governing documents. The Board of Directors shall have the right to suspend or terminate the Plan at any time. No amendment, suspension or termination shall, without the consent of a Participant, adversely affect such Participant's rights in his account. In the event the Plan is terminated, the Committee shall continue to administer the Plan in accordance with the relevant provisions thereof.